Exhibit 3.3

AMENDMENT TO THE BY-LAWS OF VERSAR, INC.

RESOLVED: that Section 8 of Article III of the Corporation’s By-Laws be deleted and replaced by the following provision:

     8.     VICE PRESIDENT

(a)	The Corporation may have two types of Vice Presidents – Elected and Appointed.

(b)	The Board of Directors may elect one or more Vice Presidents who have such authority and perform such duties, including binding the Corporation, as may be assigned to him in writing by the Board of Directors or the President. In the absence or disability of the President (such disability to be determined and declared by the Board of Directors), an elected Vice President shall be designated by the Board of Directors to perform the duties and functions and exercise all powers of the President.

(c)	The President shall have the power to appoint one or more Vice Presidents who shall have no power to bind the Corporation, except to the limited extent as assigned in writing by the President. Such individuals shall confirm in writing their limited authority.

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